EXHIBIT 11.1

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                Six Months Ended June 27, 1999 and June 28, 1998

(Thousands of Dollars and Shares Except Per Share Data)



                                          1999                 1998
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $ 46,084    46,084     13,246    13,246
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           196,175   196,175    200,162   200,162
  Exercise of stock
   options and warrants:
    Actual                            1,206     1,206      1,371     1,371
    Assumed                               -    10,222          -     8,075
  Purchase of common stock           (1,767)   (1,767)    (2,281)   (2,281)
                                    -------   -------    -------   -------
    Total                           195,614   205,836    199,252   207,327
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .24       .22        .07       .06
                                    =======   =======    =======   =======